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NEWS                                                  THOMAS & BETTS CORPORATION
                                                      8155 T&B Boulevard
                                                      Memphis, TN 38125
                                                      (901) 252-5962

                                                           [THOMAS & BETTS LOGO]
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FOR IMMEDIATE RELEASE                        CONTACT:  Tricia Bergeron
                                                       (901) 252-8266
                                                       TRICIA_BERGERON@TNB.COM


              THOMAS & BETTS ISSUES SECOND QUARTER EARNINGS NOTICE

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MEMPHIS, TENN. (JUNE 19, 2000) - Thomas & Betts today said that it expects second quarter earnings to come in significantly below the current analyst consensus of $.74 per share, excluding an anticipated gain on the sale of the company's electronics OEM business. The company said the expected earnings decrease will primarily result from a likely increase in provisions for sales and accounts receivable deductions.

     "We face ongoing issues integrating our business processes and accounting functions into our comprehensive information systems, which we have been in the process of upgrading for the past two years," said Clyde R. Moore, chairman, chief executive officer and president of Thomas & Betts. "At this time, we are still quantifying the impact of these issues."

     Thomas & Betts said that it had completed the Hart-Scott-Rodino process on the sale of its electronics OEM business to Tyco International and that the sale is now scheduled to close by the end of June. Proceeds from the sale will be used primarily to pay down debt. The company also said it expects to use some of the proceeds to buy back stock.

ENHANCED FINANCIAL CONTROLS BEING PUT INTO PLACE

     Moore said that John P. Murphy, the company's recently appointed chief financial officer, has been leading an effort to review processes and controls. As appropriate, enhanced or new processes and controls to address accounts receivables, inventory, and other functions are being developed and implemented. Murphy has retained outside consultants to expedite this program but said considerable work remains.

     The company also said that it had hired a new Corporate Controller, Ken Fluke, who joined the company last week. Fluke joins the company from the Goodyear Tire & Rubber Company, where he served as controller for the North American Tires Division.

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NEW ORGANIZATIONAL STRUCTURE; COO POSITION ESTABLISHED

     Moore also announced two significant organizational changes: first, the elimination of the matrix management structure and, second, the establishment of a new position of chief operating officer. Moore said that the matrix structure, which served the company effectively for a number of years, led to less-than-optimal performance as the company integrated numerous acquisitions, faced heightened competition in key markets, and, in particular, implemented new business systems. With the full support of the board of directors, the company has been moving to a structure that focuses management responsibility into strategic business units reporting to a chief operating officer. The company has an active search for a COO underway.

     "Changing our organizational structure is critical to instilling greater accountability throughout the organization," Moore said. "The management changes we've announced and made thus far also support our effort to improve focus and control. We are confident that these actions will help improve performance."

OTHER INITIATIVES UNDERWAY

     Moore emphasized that other initiatives designed to aggressively address the company's performance issues are underway. These include:

     - Redefining the company's strategies to focus on its core electrical and communications products and markets.
     - Continuing to divest additional businesses that do not fit the company's redefined strategy. In this regard, Thomas & Betts expects to be in a position to announce the sale of its Aster-TM- product line and a substantial portion of its data comm product lines in the near future.
     - Leveraging the company's distribution strengths and technology base to pursue opportunities in B2B e-commerce.

     "Thomas & Betts' businesses are fundamentally strong," said Moore. "Our redefined focus on our core markets coupled with important organizational changes and enhanced controls should significantly improve our ability to achieve our business objectives. These steps are in the overall best interests of our shareholders, customers, and employees."

     Thomas & Betts is one of the world's leading designer and manufacturer of electrical connectors and components for worldwide electrical and electronic markets. Headquartered in Memphis, Tenn., the company has manufacturing, distribution, and office facilities worldwide. In 1999, Thomas & Betts reported sales of $2.52 billion and diluted earnings per share of $2.56.

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   THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO
    MANY UNCERTAINTIES IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT.
        SUCH UNCERTAINTIES, WHICH ARE DISCUSSED FURTHER IN THE COMPANY'S
         QUARTERLY FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION,
          MAY CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY
           DIFFERENT FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY
                        SUCH FORWARD-LOOKING STATEMENTS.
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